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                                                              EXHIBIT 10.72

                            ASSET PURCHASE AGREEMENT



         THIS AGREEMENT IS MADE as of this 31st day of March, 1995, by and between COMTEL SYSTEMS CORPORATION, a Florida corporation with offices at 250 East Park Avenue, Lake Wales, Florida 33853 ("ComTel Systems"), and COMTEL INDUSTRIES, INC., a Florida corporation with offices at 6801 North 54th Street, Tampa, Florida 33610 ("ComTel").

         In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed that ComTel Systems shall acquire from ComTel all of the Acquired Assets (defined herein) upon the terms and conditions hereinafter set forth. The Acquired Assets relate to ComTel's secondary market and service business.


                                  DEFINITIONS

         The following terms shall have the meanings set forth herein for the purposes of the transactions described in this Agreement:

         "Accounts Receivable" shall have the meaning given to it in Section 1.1(g).

         "Acquired Assets" shall have the meaning given to it in Section 1.1.

         "Affiliate" of any person shall mean any corporation, proprietorship, partnership or business entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person.

         "Agreement" shall mean this Asset Purchase Agreement, including Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

         "Assumed Obligations" shall have the meaning given to it in
Section 1.4.

         "Balance Sheet" shall have the meaning given to it in Section 3.4.

         "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article X hereof.





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         "Closing Date" shall mean the date on which the Closing occurs or is to occur.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

         "ComTel Purchase Orders" shall have the meaning given to it in Section 1.2(c).

         "Continuing Employees" shall have the meaning given to it in Section
9.1.

         "Customer Purchase Orders" shall have the meaning given to it in Section 1.2(d).

         "Equipment" shall have the meaning given to it in Section
1.1 (b).

         "Equipment and Other Personal Property Leases" shall have the meaning given to it in Section 1.2(b).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" shall have the meaning given to it in Section 1.3.

         "Information and Records" shall have the meaning given to it in Section 1.1(c).

         "Inventories" shall have the meaning given to it in Section 1.1(d).

         "Losses" shall mean all liabilities, losses, costs, damages, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation) which have been reduced to judgment net of the amount received as compensation therefor under any insurance policies.

         "Other Assets" shall have the meaning given to it in Section 1.1(e).

         "Other Contracts" shall have the meaning given to it in Section 1.2(e).

         "Permits" shall have the meaning given to it in Section 1.2(f).

         "Purchase Price" shall mean the purchase price of the Acquired Assets.





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         "Real Property Leases" shall have the meaning given to it in Section
1.2(a).

         "Retained Obligations" shall have the meaning given to it in Section
1.5.

         "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including without limitation the taxes enumerated in the first sentence of Section 3.13 of this Agreement, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

         "Tax Return" shall mean any report or return required to be supplied to a taxing authority in connection with Taxes.

         "Toxic or Hazardous Substance, Material or Waste" shall mean any substance, the presence of which constitutes an unauthorized release, discharge or emission to the air, soil or water at, on, or under the real property subject hereto; or requires response or investigation under federal, state or local laws; or is defined as a toxic or hazardous substance, material or waste, pollutant or contaminant under any federal, state, or local laws, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 USC Sections 2601 et seq.); or is hazardous to the health, safety or welfare of persons on or off the subject property.

         "Vehicles" shall have the meaning given to it in Section 1.1(a).


                                   ARTICLE I

              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

         1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing ComTel shall sell, assign, transfer and deliver to ComTel Systems, and ComTel Systems shall purchase, acquire and take assignment and delivery of, all of the assets (wherever located) which are described or referenced in this Section 1.1 or Section 1.2 and not including those assets described or referenced in Section 1.3 (all of the assets and rights sold, assigned, transferred and delivered to ComTel Systems hereunder are referred to collectively herein as the "Acquired Assets"). The Acquired Assets include the following:





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                 (a)      Vehicles.  Those vehicles described in Schedule
         1.1(a) hereto, together with all ancillary equipment and related property, and together with any additional vehicles and ancillary equipment purchased by ComTel after the date hereof and prior to the Closing Date to which ComTel Systems shall have expressly consented in writing (the "Vehicles");

                 (b) Equipment. All other tangible operating and trade assets used in the ordinary course of ComTel's current operations including, without limitation, furniture and fixtures, equipment and tools, but excluding those assets listed on Schedule 1.3 hereto (the "Equipment");

                 (c) Information and Records. All customer lists and files which are related to, or used by ComTel in connection with its business and operations; all personnel and labor relations records and other records relating to the Continuing Employees; all environmental control, permitting, monitoring, enforcement and test records; all maintenance records; all plats and surveys of the real property subject to the Real Property Leases and all plans and designs of buildings, structures and fixtures located on such real property (the "Information and Records"). Further, ComTel shall make available to ComTel Systems, at ComTel Systems' request, for a period of two (2) years following the Closing, ComTel's financial, tax and historical files (or copies thereof);

                 (d) Inventories. All of ComTel's inventories, including, without limitation, all spare parts inventory, and all other inventories and supplies owned by ComTel to be used in the normal business and operations of ComTel;

                 (e) Other Assets. Any utility deposits, all prepaid expense credits, petty cash (not to exceed $1,000), any outstanding cash advances to any of the Continuing Employees and any assets acquired by ComTel in the ordinary course of business since March 15, 1995 (the "Other Assets") which used in connection with its operations and with respect to which acquisition ComTel Systems has consented in writing;

                 (f) Other Intangibles. All software used in connection with ComTel's current operations (excluding the IBM AS400 and related Mapics software); the goodwill, if any, related to or used in conjunction with the use of the corporation name "ComTel Industries, Inc."; the corporate name, telephone numbers, logo and other corporate insignia





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         of ComTel; and the right to continue the operations of ComTel as a going concern; and

                 (g) Accounts Receivable. Except for those receivables listed on Schedule 1.1(g), any and all trade accounts receivable, customer revenue accounts and other trade receivables and customer revenue accruals arising in the ordinary course of business, said receivables being not less than $1,240,184.00 (the "Accounts Receivable"). Certain receivables were paid during the period of March 28, 29, 30 and 31 ("Collected Receivables"), and due to ComTel's lockbox arrangement, could not be allocated prior to the Closing Date. ComTel will provide a check to ComTel Systems in the amount of the Collected Receivables within five (5) business days of confirmation of such amount from Fleet Bank, its lender.

                 1.2 Assignment of Contracts, Leases and Other Assets. Subject to the terms and conditions set forth in this Agreement, and to the terms and limitations contained in each contract, lease or other agreement or permit described below in this Section 1.2, ComTel will assign and transfer to ComTel Systems, effective as of the Closing Date (to the extent permitted by the other party), all of ComTel's right, title and interest in and to, and ComTel Systems will take assignment of, the following (and all of the following shall be deemed included in the term "Acquired Assets" as used herein):

                 (a) Real Property Leases. All of the leases of real property necessary for the continuation of ComTel's business, said leases having been provided to ComTel Systems prior to Closing (the "Real Property Leases");

                 (b) Equipment and Other Personal Property Leases. All of ComTel's right, title and interest in and to the leases of Equipment including, without limitation, owner-operator leases, machinery, copiers, postage meters, installations, Vehicles and other personal property described on Schedule 1.2(b) (the "Equipment and Other Personal Property Leases");

                 (c) ComTel Purchase Orders. All of the purchase orders, contracts and agreements described in Schedule 1.2(c), for the purchase of goods, materials and services and such other purchase orders or contracts as shall be entered into between the date hereof and the Closing Date in the ordinary course of business and in accordance with the provisions of Section 5.16 that ComTel Systems may expressly approve (the "ComTel Purchase Orders");





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                 (d)      Customer Purchase Orders.  All of the customer
         purchase orders and maintenance contacts including, but not limited to, those contracts listed in Schedule 1.2(d), and such other contracts with customers as shall be entered into between the date hereof and the Closing Date in the ordinary course of business that ComTel Systems may expressly approve (the "Customer Purchase Orders"). With respect to the GSA POTS contracts, ComTel agrees to execute a Subcontractor Master Agreement appointing ComTel Systems as its exclusive subcontractor, to perform all of its obligations thereunder until such time as said contracts are assigned, or until the terms of said contracts expire, whichever occurs first;

                 (e) Other Contracts, Claims and Warranties. All of the other contracts listed on Schedule 1.2(e), together with all claims and manufacturers' warranties with respect to the Acquired Assets or the Assumed Obligations (the "Other Contracts");

                 (f) Permits. All of the licenses, tags, certificates of authority, permits, variances, interim permits, applications for any of the foregoing, approvals or other authorizations under any law, statute, rule, regulation, order or ordinance required by any governmental agency or body in connection with the operation of ComTel's business (the "Permits"); and

                 (g) Warranties. All manufacturer's and service warranties with respect to the Acquired Assets.

         1.3 Excluded Assets. The assets listed on Schedule 1.3 shall be retained by ComTel and are not being sold or assigned to ComTel Systems hereunder (all of the assets retained by ComTel are referred to collectively as the "Excluded Assets").

         1.4 Assumed Obligations. At the Closing, ComTel Systems shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of ComTel (the "Assumed Obligations"):

                 (a) Obligations which are required to be performed, and which accrue after the Closing Date, under the following contracts and agreements, except where the consent of any third party is required for the assignment of such contract or agreement and such consent has not been obtained within sixty (60) days following the Closing:

                 (i)              the Real Property Leases as modified;





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                 (ii)             the Equipment and Other Personal Property
                                  Leases (excluding the AS400 lease with IBM
                                  Credit Corporation);

                 (iii)            the ComTel Purchase Orders;

                 (iv)             the Customer Purchase Orders; and

                 (v)              the Other Contracts;

If such consent is not obtained within 45 days of the Closing Date, then ComTel Systems shall notify ComTel. At that time, unless ComTel Systems notifies ComTel of its willingness to keep negotiating for a consent, the Agreement shall be terminated immediately by ComTel and ComTel Systems shall pay for the performance of the Agreement until it is properly terminated. If ComTel Systems wishes to continue to procure consent, then ComTel Systems shall do so, but shall assume all further obligations under such agreement.

                 (b)  ComTel's  trade payables listed in Schedule 1.4(b)

                 (c) The accrued payables for the categories of payables listed on Schedule 1.4(c) (the "Accrued Payables"). Within ten (10) days of the Closing Date, the parties shall confirm the amounts of such payables.

                 (d) All warranty claims related to ComTel's standard policy of 12 months for services division equipment sold and 6 months for secondary market warranty claims for repairs and sales.

                 (e) All litigation not retained by ComTel relating to payables as provided in Schedule 3.12.

                 (f) Amounts owed to hourly employees, prior to the Closing Date, the amount of which was not available on the Closing Date.

                 (g) Except as expressly provided in this Section 1.4, ComTel Systems shall not be liable or responsible for any liabilities or obligations of ComTel, whether accrued, absolute, contingent or otherwise, and ComTel shall pay all such liabilities and obligations when due and shall hold ComTel Systems free and harmless therefrom.



         1.5 Retained Obligations. ComTel shall retain all of ComTel's obligations and liabilities not expressly assumed by





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ComTel Systems pursuant to Section 1.4, whether such obligations and liabilities are existing or contingent, known or unknown, including, without limitation, all pending and threatened litigation affecting ComTel as of the Closing Date (the "Retained Obligations"), except as described in Schedule 3.12.


                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

         2.1 Calculation of Purchase Price. The total purchase price (the "Purchase Price") for the purchase of the Acquired Assets described above shall be One Million Eight Hundred Ten Thousand and 00/100 Dollars ($1,810,000).

         2.2 Payment of Purchase Price. The Purchase Price shall be payable as follows:

                 (a)  $250,000 payable at Closing by certified check.

                 (b) At Closing, ComTel Systems will execute a promissory note in the amount of $850,000, payable over seven (7) years. Interest will accrue at the rate of seven percent (7%), with interest only payable for the first thirty (30) months. Both principal and interest will thereafter be paid in equal monthly installments for the remaining fifty-four (54) months ("Note I"). ComTel Systems shall also execute a Security Agreement granting ComTel a first priority security interest in the Acquired Assets to secure the amount owed under said promissory note. The sole shareholder of ComTel Systems, Association Risk Management Service Company, shall execute a guaranty of Note I and the obligations of ComTel Systems under this Agreement.

                 (c) At Closing, ComTel Systems will execute a promissory note in the amount of $710,000 (this amount is subject to change at closing based on updated A/R and A/P figures), payable over seven (7) years. Interest will accrue on said amount at the rate of seven percent (7%). Interest will accrue but no payments will be due for the first thirty
         (30) months following execution of the note, with principal and interest thereafter being in equal monthly installments for the remaining fifty-four (54) months ("Note II"). ComTel Systems shall also execute a Security Agreement granting ComTel a first priority security interest in the Acquired Assets to secure the amount owed under said Promissory Note. The sole shareholder of ComTel Systems, Association Risk Management Service Company, shall execute a guaranty of Note II (the guaranties of Note I and





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         Note II and other obligations hereunder shall be referred to as the
         "Guaranty")

         2.3 Allocation of Purchase Price. The Purchase Price shall be allocated as provided in Schedule 2.3.

         2.4     Prorations.  Except as otherwise provided herein and on
Schedule 1.4(b), ComTel and ComTel Systems agree that all of the items listed below relating to the business and operations of ComTel and the Acquired Assets will be prorated as of the Closing Date, with ComTel liable to the extent such items relate to any time period up to and including the Closing Date, and ComTel Systems liable to the extent such items relate to periods subsequent to the Closing Date:

                 (a) personal property, real estate, occupancy and water taxes and special assessments, if any, on or with respect to the business and operations of ComTel or the Acquired Assets;

                 (b) rents, taxes and other items payable by ComTel under any lease, contract or other agreement or arrangement to be assigned to and assumed by ComTel Systems hereunder;

                 (c) the amount of any license, certificate of authority, tag or registration fees with respect to any licenses, tags or registrations which are being assigned or transferred hereunder;

                 (d) the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and

                 (e) all items included in Section 1.4(b) (to the extent not specifically described in subsections (a)-(d) above) which are normally prorated in connection with similar transactions.

ComTel agrees to furnish ComTel Systems with such documents and other records as ComTel Systems reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 2.4.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMTEL

         Except as otherwise provided in this Article III, ComTel





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represents and warrants to ComTel Systems as follows, only as such representations and warranties relate to the Acquired Assets:

         3.1 Due Incorporation, etc. ComTel is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ComTel is duly organized and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be qualified would have a material adverse effect.

         3.2 Due Authorization. ComTel has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein, and this Agreement has been duly and validly executed and delivered by ComTel, and constitutes the legal, valid and binding obligation of ComTel, enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally, and the effect of general principles of equity. The execution, delivery and performance of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby by ComTel do not, on the date hereof, and will not, on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to the interest of ComTel in any of the Acquired Assets; (ii) to the knowledge of ComTel, violate any law (or any order, rule or regulation promulgated under any law); (iii) violate any decree or judgment of any court or governmental authority binding on ComTel or any of the Acquired Assets; (iv) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the creation of, any mortgage, lien, restriction, charge, security interest, claim, right of another, or other encumbrance upon the Acquired Assets under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, franchise, permit, or other agreement or instrument known to ComTel to which ComTel is a party, or by which ComTel or any of the Acquired Assets are bound (subject to ComTel obtaining the consents required, if any, to assign and transfer leases, contracts and other items described in Section 1.2); or (v) violate or conflict with any provision of the Articles of Incorporation or bylaws of ComTel.

         3.3 Permits, Consents and Approvals. To the best of ComTel's knowledge and belief, other than the Permits held by ComTel, no other licenses, certificates of authority, tags, permits, franchises and rights, whether federal, state, local or





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foreign, are currently necessary for the lawful operation of ComTel's business.
ComTel warrants its Permits are in full force and effect and that it has received no notice that any of them have been suspended or canceled by the agency which issued them.

         No consent, approval, order or other authorization, corporate or governmental, is required to be obtained by ComTel in connection with the execution and delivery by ComTel of this Agreement or the sale and transfer by ComTel of the Acquired Assets, except (i) such as have been or will be obtained and are or will be in effect on and as of the Closing Date; (ii) consents which may be required for the assignment or transfer of specific contracts, permits, licenses, authorizations and similar documents under the terms thereof between ComTel and third parties as disclosed on Schedule 3.3; and (iii) such other consents and approvals as are not material to the business or operations of ComTel, taken as a whole.

         3.4     Financial Statements.  All accounts receivables listed in
Schedule 3.4 are valid receivables, subject to no setoffs or counterclaims.

         3.5 No Adverse Change. Except as listed on Schedule 3.5, since January 1, 1995, there has not been (i) any material adverse change in the financial condition, financial statements, business, properties, assets, or results of the business and operations of ComTel, (ii) any material loss or damage (whether or not covered by insurance) to any of the Acquired Assets which materially affects or impairs the ability of ComTel to conduct its business, (iii) any mortgage or pledge of any of the Acquired Assets, (iv) any indebtedness incurred by ComTel relating to, or taking as security any interest whatsoever in, the Acquired Assets, (v) any contract or other transaction entered into by ComTel relating to, or otherwise affecting in any way, the business and operations, other than in the ordinary course of business, (vi) any sale or transfer of the Acquired Assets, or any cancellation of any debts or claims of ComTel, except in the ordinary course of business, or (vii) any changes in the accounting systems, policies or practices of ComTel. Since January 1, 1995, the business of ComTel has been conducted in all respects only in the ordinary course and there has not been any material change in its affairs which has not been fully disclosed in writing to ComTel Systems. Without limiting the generality of the foregoing since January 1, 1995:

                    (i) other than normal trade payables, accruals and other obligations incurred in the ordinary course of business and in conformity with this Agreement, ComTel has not created, incurred, or assumed any indebtedness (including capitalized lease





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         obligations) either involving more than $10,000 on an individual basis or $50,000 in the aggregate or outside the ordinary course of business;

                 (ii) ComTel has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) with respect to the Acquired Assets or Assumed Obligations either involving more than $10,000 or outside the ordinary course of business; and

                  (iii) there has not been any other occurrence, event, incident, action, failure to act, or transaction either within or outside the ordinary course of business that would materially adversely affect the Acquired Assets.

         3.6 Title to and Condition of Properties. ComTel has good and marketable title to, is the lawful owner of, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, free and clear of any mortgage, lien, pledge, security interest, option, lease (or sublease), conditional sales agreement, title retention agreement, charge, claim, encumbrance, easement or encroachment, except as disclosed in Schedule 3.6 hereto. Except for title to vehicles listed on Schedule 1.1(a), at and as of the Closing, ComTel will convey the Acquired Assets to ComTel Systems by deeds, bill of sale, certificates of title and instruments of assignment, and shall transfer good and valid record and marketable title to all of the Acquired Assets to ComTel Systems, free and clear of all liens, charges, restrictions and encumbrances other than those described or referenced in this Section 3.6. ComTel will cooperate with ComTel Systems so that clear title to the vehicles can be obtained.

         3.7 Real Property. Schedule 1.2(a) hereto lists real property used in connection with its business and operations which, after the Closing Date, is to be leased to ComTel Systems. To the best of ComTel's knowledge, the respective lessors are the owners of all such real property free and clear of all material liens and encumbrances that might in any material respect interfere with the full use and enjoyment thereof, and each such site has full and complete access for the uses being conducted thereon. Except for the air conditioning unit in Tampa, Florida, to the best of ComTel's knowledge, the buildings, facilities, installations, fixtures and other structures or improvements located on or at the Tampa property and the Homewood property have been well maintained for industrial properties and are in good operating condition and repair (with the exception of normal wear and tear). The activities carried on in such buildings, plants, facilities, installations, fixtures and other structures





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or improvements, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in any material respect in violation of or in conflict with any applicable zoning, health regulation or ordinance or any other similar law, statute, regulation or ordinance. ComTel has delivered to ComTel Systems true, correct and complete copies of all Real Property Leases which are not month to month. Except as set forth in Schedule 3.7, to the best knowledge of ComTel, without inquiry, none of the real property comprising a part of the Real Property Leases is or has been designated as an environmental clean up/contamination site of any nature whatsoever within the meaning of any federal or state law and ComTel has no basis for believing that any such real property may be so designated in the future.

         3.8 Vehicles, Equipment, and Other Personal Property Leases. The Equipment and Other Personal Property Leases listed in Schedule 1.2(b) hereto include all leases by ComTel of any item of personal property used in connection with its business and operations, except for those leases which ComTel Systems has elected not to assume hereunder. Except as disclosed in
Schedule 3.8 hereto, all of the Vehicles and Equipment and all of the personal property leased by ComTel under the Equipment and Other Personal Property Leases is presently utilized by ComTel in the ordinary course of its business and operations and is well maintained and in good operating condition and repair (with the exception of normal wear and tear), free from known material defects. ComTel has delivered to ComTel Systems true, correct and complete copies of all Equipment and Other Personal Property Leases.

         3.9     Contracts.  Schedules 1.2(a), (b), (c), (d) and (e) and
Schedule 3.9 list all material contracts, agreements and instruments relating to the business, assets and operation of ComTel. ComTel has delivered to ComTel Systems true and correct copies of each listed document. Except as set forth on Schedule 3.9, there are no oral agreements of ComTel material to its operations and ComTel Systems is not assuming and shall not be subject to any such agreements.

         Such contracts include, without limitation:

                 (i) any pension, retirement, incentive compensation, bonus, stock purchase, stock option, welfare, hospitalization or insurance plan or arrangement or any vacation pay, or severance pay or any other employee benefit arrangement for its officers, employees, consultants or agents whether pursuant to a written contract or pursuant to custom or informal understanding, together with the most





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         recent annual report completed with respect to each such plan or arrangement;

                 (ii) any contract, lease or purchase order or other arrangement of any kind material to the conduct of ComTel's business with any person or entity affiliated with or controlled by (or with power to control) any officer, director, employee or stockholder;

                 (iii) any contract or agreement with a broker, sales agency, advertising agency or other person engaged in sales, distributing or promotional activities;

                 (iv) any material indentures, credit agreements, loan agreements, notes, mortgages, security agreements, leases of real or personal property and agreements for financing;

                 (v) any commitment or arrangement involving a partnership, joint venture or other cooperative undertaking, or involving any restrictions of the geographical area of operations or scope or type of business of ComTel;

                 (vi) any property, casualty and other forms of insurance;

                 (vii) any arrangement concerning confidentiality or non-competition;

                 (viii) agreements under which the requirements for performance extend beyond thirty (30) days from the date of this Agreement; and

                 (ix) all other material contracts not made in the ordinary course of business which are to be performed at or after the date of this Agreement.

         Each such contract (A) is in full force and effect, and (B) will continue to be in full force and effect on identical terms following the Closing Date (unless otherwise addressed herein) assuming, if applicable, that required consents to assignment are obtained. Except for ComTel's payment obligations listed in Section 1.4, neither ComTel nor, to the best of ComTel's knowledge, any other party to any such contract is in breach or default, and to the best of ComTel's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder and no party has made any claim thereunder. Neither ComTel nor, to the best of ComTel's knowledge, any other party has repudiated any provision of any such contract. No purchase order or commitment of ComTel has been made in excess of normal requirements.

         3.10    Employee Benefit Plans.  Other than those plans described on
Schedule 3.10, ComTel has no profit sharing or other employee benefit plan, nor does it maintain any retirement or deferred compensation plan. A true and correct copy of each of the plans and arrangements listed on Schedule 3.10 and each trust agreement relating to each such plan and arrangement has been supplied to ComTel Systems. In the case of any plan or arrangement which is not in written form, ComTel Systems has been supplied with an accurate description of such plan or arrangement as in effect on the Closing Date.

         3.11    No Violations.

         (a) ComTel is in material compliance with and is not, in any material respect, in violation or default under or with respect to, any law, governmental regulation, permit or rule or order of any court or governmental authority that is applicable in any way to its business or operations, whether federal, state, local or foreign. Except as set forth in Schedule 3.11, to the knowledge of ComTel none of the properties owned or leased by ComTel which are included in the Acquired Assets, is in material violation of any law, building, zoning or other ordinance, code or regulation applicable to it, or is subject to any law, ordinance, code, regulation or order requiring any change, assessment or penalty, which would materially adversely affect the business of ComTel, and no notice from any governmental body has been served upon ComTel or threatened claiming any violation of any such law, ordinance, code or regulation or requiring any work or construction or asserting any assessment or penalty which would have a material adverse effect on the business or operations of ComTel.

         (b) To the best of ComTel's knowledge, ComTel has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities, the noncompliance with which would have a material adverse effect on the operations of ComTel.

         (c) To the best of ComTel's knowledge, ComTel has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended, the violation of which would have a material adverse effect on the operations of ComTel.

         (d) To the best of ComTel's knowledge, ComTel has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

         3.12 Litigation. Except as disclosed in Schedule 3.12, there are no actions, suits, labor disputes or other litigation, proceedings or governmental investigations pending or, to the knowledge of ComTel, threatened (excluding verbal and written threats made by creditors seeking payment of outstanding payables) against or affecting ComTel or any of the Acquired Assets, or any officers, directors, employees or the stockholders thereof in their capacity as such, or relating to the transactions contemplated by this Agreement.

        3.13 Taxes. All taxes, license fees, and other charges imposed on or with respect to the Acquired Assets or ComTel's business or operations, to the extent they may have an effect on the Acquired Assets if not timely paid, imposed by the United States or by any state, county, municipality or subdivision, or instrumentality thereof, or of any foreign country or by any other tax authority, including penalty and interest, have been determined in accordance with applicable rules and regulations and have been paid in full on time. ComTel has duly filed all Tax Returns of every nature required to be filed by it, in every jurisdiction in which the same may have been so required, and has paid all Taxes disclosed on such returns. All Taxes of which notice has been received or which shall accrue on or prior to the Closing Date (except those included in the Assumed Obligations) have been paid or shall be paid by ComTel in due course. ComTel does not have outstanding waivers of the statute of limitations for any Taxes for any taxable year. All deposits required by law to be made by ComTel with respect to employees' withholding taxes have been made. There are no tax liens on any assets of ComTel, except liens for Taxes not yet due and with respect to which ComTel has agreed to pay a pro rata portion thereof as of the Closing Date. There are no claims pending against ComTel for past due Taxes and ComTel does not know of any such threatened claim or the basis for any such claim. Except for a State of Florida Sales and Use tax audit, there are not now any matters under discussion with any, and no notice (written or oral) of intent to audit or request for information has been received from any federal, state, local or other authority with respect to any additional Taxes or assessments relating to ComTel.

         ComTel is not a foreign person within the meaning of Section 1445(f)(3) of the Code for purposes of withholding tax on disposition of United States real estate interests.

         3.14 Insurance Policies. ComTel currently has insurance, including employee health and accident insurance, and property, general liability, and workers' compensation insurance, as described on Schedule 3.14. Schedule 3.14 contains a list of each insurance policy currently providing coverage for the assets of ComTel or its business and a copy of each such policy as it pertains to the Acquired Assets, the Assumed Obligations or loss or liability resulting from environmental contamination has been delivered to ComTel Systems.

         3.15 Collective Bargaining. There are no unfair labor practices, employment related litigation, administrative proceedings or controversies pending or, to the knowledge of ComTel, threatened involving any employee of ComTel. Except for electric workers union agreement which was terminated by mutual consent some time ago, ComTel is not and has never been a party to any collective bargaining agreement. ComTel is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations governing its employment practices, including without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes. ComTel has not suffered or sustained any labor disputes resulting in any work stoppage and no such work stoppage is threatened. To the knowledge of ComTel, there are no attempts being made to organize any employees presently employed by ComTel.

         3.16 Undisclosed Liabilities. ComTel has no material liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against ComTel giving rise to any material liability), except for (i) liabilities set forth in the Financial Statements, (ii) liabilities which have arisen after the date hereof in the ordinary course of business and in conformity with this Agreement and (iii) liabilities identified on the Schedules hereto.

         3.17 Accuracy of Statements. Neither this Agreement nor any statement, list, certificate or other information furnished or to be furnished by ComTel to ComTel Systems in connection with this Agreement or any of the transactions contemplated hereby contains or will contain, to the knowledge of ComTel, any untrue statement of a material fact or omits to state any material fact regarding ComTel, the Acquired Assets, the Assumed Obligations or the business or operations of ComTel necessary in order to make the statements and information contained herein and the schedules, exhibits and attachments hereto, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF COMTEL SYSTEMS

         Except as otherwise provided in this Article IV, ComTel Systems represents and warrants to ComTel as follows:

         4.1 Due Incorporation, etc. ComTel Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma with all requisite corporate power and authority (including necessary authorization to do business as a foreign corporation where required) to own, lease and operate its properties and to carry on its business as now being conducted.

         4.2 Corporate Authority. ComTel Systems has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by ComTel Systems have been duly authorized by all necessary corporate action on the part of ComTel Systems. This Agreement has been duly executed and delivered by ComTel Systems and constitutes the legal, valid and binding obligation of ComTel Systems, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles of Incorporation or bylaws of ComTel Systems or violate any provision of or result in the acceleration of any obligation or the creation or any lien or security interest under any agreement, indenture, instrument, lease, security, mortgage, lien, order, arbitration award, judgment or decree to which ComTel Systems is a party or by which it or its respective properties is bound, and will not violate any other restriction of any character to which it is subject.

         4.3 Consents. Except as set forth on Schedule 4.3, no notice to, filing with, authorization of, exemption by, or consent of any person, entity, or public or governmental authority is required in order for ComTel Systems to consummate the transactions contemplated hereby.

         4.4 Knowledge. ComTel Systems is purchasing the Acquired Assets with the intention to operate the business as a going concern in connection with the existing Central Communication and Automation Co. business. ComTel Systems has the know-how, financial resources, and management to operate the business related to the Acquired Assets as a going concern and intends to do so.

                                   ARTICLE V

                              COVENANTS OF COMTEL

         ComTel hereby agrees:

         5.1 Implementing Agreement. ComTel will take all necessary action within its control required of it to fulfill its obligations under the terms of this Agreement and the transactions contemplated herein.

         5.2 Consents and Approvals. ComTel shall use its best efforts to transfer the Permits to ComTel at Closing and to obtain all consents and approvals to the performance of this Agreement and the transactions contemplated hereby by each party to any of the Assumed Obligations, together with any other necessary consents and approvals. In the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits may be transferable or replacements therefor may be obtainable after the Closing, ComTel shall continue to use such efforts in cooperation with ComTel Systems after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after the Closing.

         5.3 No Modifications. Subsequent to Closing, ComTel shall not modify, amend or otherwise alter or change any of the material terms or provisions of any of the Assumed Obligations.

         5.4 Corporate Name. ComTel shall, as soon as practicable following the Closing Date, change its name to protect ComTel Systems' right to use "ComTel Industries, Inc." as provided in Section 1.1(f). Within ninety
(90) days following the Closing Date, ComTel's subsidiary, ComTel Metals, Inc., shall change its name to protect ComTel Systems' right to use "ComTel Industries, Inc." as provided in Section 1.1(f).

         5.5 Discontinue Operations. ComTel shall discontinue is telecommunications operations, except for those operations currently performed by ComTel Metals, Inc., and shall not resume said operations for a period of seven (7) years from the Closing Date.

                                   ARTICLE VI

                          COVENANTS OF COMTEL SYSTEMS

         ComTel Systems agrees that from the date hereof to the Closing Date:

         6.1 Corporate and Other Action. ComTel Systems will take all necessary action within its control required to fulfill its obligations under this Agreement and the transactions contemplated hereby.

         6.2 Consents and Approvals. ComTel Systems shall use its best efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the transactions contemplated hereby. ComTel Systems shall make all filings, applications, statements and reports to all federal or state government agencies or entities which are required to be made prior to the Closing Date by or on behalf of ComTel Systems pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby.

         6.3 Assumed Obligations. ComTel Systems shall execute and deliver to ComTel and ComTel's appropriate customers, suppliers and other creditors all assumptions, assignments and other agreements as may be necessary or reasonably requested to assure ComTel Systems' assumption of the Assumed Obligations.

         6.4 Employment of Existing Employees. ComTel Systems will not undertake to assume any existing labor contracts affecting the operation of ComTel nor shall it assume any liability for workers' compensation claims. ComTel Systems will not be obligated for severance pay and other benefits with respect to the Continuing Employees, except to the extent expressly reflected in the Assumed Obligations.

         6.5 Access to Information and Records; Employees. ComTel Systems shall provide to ComTel unlimited access to the Information and Records to the extent ComTel Systems receives the originals thereof and to Continuing Employees for the following purposes: (i) preparing Tax Returns, (ii) monitoring and collecting Accounts Receivable reassigned to it pursuant hereto,
(iii) defending claims and suits asserted or pending against it following the Closing Date, and (iv) other matters related to its business or assets prior to the Closing Date.


                                  ARTICLE VII

INTENTIONALLY DELETED

                                  ARTICLE VIII

INTENTIONALLY DELETED
                                   ARTICLE IX

                          EMPLOYEES AND BENEFIT PLANS

         9.1 Employees. Schedule 9.1(a) is a true, correct and complete list of all of ComTel's employees, wherever located, indicating the rate of pay of each such employee as of March 1, 1995 and the location of such employee. Such employees shall remain on ComTel's payroll records until the Closing Date (except for those employees who resign or are terminated by ComTel), and shall be paid by ComTel all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits and bonuses) payable to such employees with respect to periods on or prior to the Closing Date pursuant to employment and not included in the Assumed Obligations. ComTel Systems agrees to offer employment to all employees listed on Schedule 9.1(b) (the "Continuing Employees"); provided, however, that in the event that between the date hereof and the Closing Date an event or action occurs or becomes known to ComTel Systems with respect to any of the employees listed on Schedule 9.1(b) which, in ComTel Systems' judgment, would provide reasonable grounds for the termination of such employee if such employee were then employed by ComTel Systems, ComTel Systems may determine not to hire such employee after the Closing Date and such employee shall no longer be a Continuing Employee and ComTel Systems shall have no obligations whatsoever with respect to such employee. To the extent permitted by applicable law, ComTel hereby covenants to provide promptly to ComTel Systems from time to time prior to the Closing (with or without a request by ComTel Systems) all information which ComTel Systems would reasonably consider material concerning an employee for the purposes of the immediately preceding sentence. Nothing in this Section 9.1 shall obligate ComTel Systems to offer employment to a Continuing Employee in the identical job or with the identical responsibilities as such Continuing Employee was provided by ComTel. ComTel will be responsible for and shall pay, to the extent not included in the Assumed Obligations, all deferred compensation payments and vacation pay or pay for other compensated absences earned or accrued by the Continuing Employees as of the close of business on the Closing Date to the appropriate Continuing Employee, and any related payroll burden (FICA and other employment taxes) with respect thereto to the appropriate governmental authority or private party, whether or not such pay is vested or has been accrued on the books of ComTel at such close of business, based upon the remuneration of such Continuing Employees normally used in computing such vacation pay or pay for other compensated absences. Notwithstanding anything to the contrary contained herein, ComTel Systems shall have no obligation or liability with respect to the employment by ComTel of, and ComTel shall pay any and all workers' compensation claims, severance or other employment benefits that may be due and payable or accrued as of the Closing Date to ComTel's employees, including those listed on Schedule 9.1(b).

         9.2 COBRA Compliance. ComTel (and each other member of ComTel's control group of corporations) has complied in good faith with the requirements of Sections 10001 and 10002 of the Consolidated Omnibus Reconciliation Act of 1985 (Public Law No. 99-272) to the extent necessary to prevent the disallowance of all health care deductions under Section 162 of the Code and with respect to taxable years beginning after December 31, 1988, to the extent necessary to prevent the imposition of taxes under Section 4980B of the Code.


                                   ARTICLE X

                                    CLOSING

         10.1 Closing. The Closing shall take place at the offices of ComTel Systems, at 250 East Park Avenue, Lake Wales, Florida, at such date and time to which the parties hereto shall agree.

         10.2 Deliveries by ComTel. At the Closing, ComTel will deliver the following to ComTel Systems in form and substance reasonably satisfactory to ComTel Systems:

                          (i)     Bill of sale in the form set forth
                                  in Exhibit A;

                          (ii)    Assignment of the Real Property Leases;

                          (iii) Originals of, and duly executed assignments of, all of the following (including, where necessary, the consent of each third party thereto):

                                        (A)     the Equipment and Other
                                                Personal Property Leases
                                                (and, if such Equipment and
                                                Other Personal Property
                                                Leases or a memorandum
                                                thereof have been recorded,
                                                such assignments shall be in
                                                recordable form);

                                        (B)     the ComTel Purchase Orders;

                                        (C)     the Customer Purchase orders;
                                                and

                                        (D)     the Other Contracts;

                          (iv)    The originals of all of the Permits,
                                  as available;

                          (v)     The title for each of the Vehicles
                                  and all other motor vehicles and equipment included in the Acquired Assets for which certificates of title have been issued, duly endorsed for transfer by ComTel to ComTel Systems as available; and

                          (vi)    Lien releases.

         10.3 Deliveries by ComTel Systems. At the Closing, ComTel Systems will deliver the following to ComTel:

                          (i)     The portion of the Purchase Price
                                  payable to ComTel pursuant to Section 2.2(a);

                          (ii)    The Promissory Notes and Security
                                  Agreements referred to in Sections 2.2(b) and (c);

                          (iii)   Assumption Agreements contemplated by
                                  Section 6.4.


                                   ARTICLE XI

INTENTIONALLY DELETED

                                  ARTICLE XII

                      SURVIVAL AND REMEDY: INDEMNIFICATION

         12.1 Survival. The representations and warranties of the parties hereto contained herein or in any other certificate or other writing delivered pursuant hereto shall survive the Closing for a period of one (1) year following the Closing Date.

         12.2 Indemnification by ComTel. ComTel agrees to indemnify ComTel Systems and each of its Affiliates against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by such entity arising out of any of the following: (a) any material breach of or any inaccuracy in, any representation or warranty made by ComTel pursuant to this Agreement; (b) any operations of ComTel (including its predecessor companies) prior to the closing; (c) any long or short term debts, liabilities or obligations of ComTel other than Assumed Obligations; (d) any claims or liabilities with respect to any personal injury claims made by any third party against ComTel Systems or any of its Affiliates which relate to the use and ownership of the Acquired Assets or the business or operation of ComTel on or prior to the Closing Date; (e) any claims by or liabilities with respect to any Continuing Employee arising out of or related to his or her employment or termination of employment on or prior to the Closing Date by ComTel (whether or not such termination is in accordance with the provisions of Section 9.1), including, without limitation, any and all workers' compensation claims or liabilities arising out of any accidents, illness or other events which occurred on or prior to the Closing Date; (f) except as otherwise provided herein, any claims by or liabilities with respect to any employee of ComTel who is not a Continuing Employee, whether such claims are made or such liabilities arise before or after the Closing Date; and (g) the Retained Obligations.


         12.3 Indemnification by ComTel Systems. ComTel Systems agrees to indemnify ComTel and each of its Affiliates against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by such person arising out of any of the following: (a) any material breach of or any inaccuracy in, any representation or warranty made by ComTel Systems pursuant to this Agreement; (b) any operations relating to the Acquired Assets after Closing to the extent liability for such Losses is not otherwise allocated to and assumed by ComTel herein; (c) the failure of ComTel Systems to fulfill any of its duties under or with respect to the Assumed Obligations; or (d) any claims of Continuing Employees not assumed by ComTel in Section 9.1.

         12.4 Notice; Assumption of Defense. The indemnified party shall give prompt notice to the indemnifying party, in accordance with the terms of
Section 13.4, of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder and of any Losses which the indemnified party deems to be within the ambit of this
Article XII, specifying with reasonable particularity the basis therefor and to give the indemnifying party such information with respect thereto as the indemnifying party may reasonably request. The indemnifying party may, at its own expense, (i) participate in and, (ii) upon notice to the indemnifying party and the indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to Section 12.2 or Section 12.3 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (x) the indemnifying party's counsel is reasonably satisfactory to the indemnified party, and (y) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         12.5 Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified party, or the indemnifying party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 12.2 or Section 12.3 shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The indemnified party will give the indemnifying party at least 20 days notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the indemnifying party may assume the defense of such claim, suit, action or proceeding and if it does so the proposed settlement or compromise may not be made.

         12.6 Failure of Indemnifying Party to Act. In the event that the indemnifying party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified party to defend or to participate in the defense of any such claim, suit, action or proceeding, or to cause the same to be done, shall not relieve the indemnifying party of its obligations hereunder, provided, that the indemnified party gives the indemnifying party at least 20 days notice of its proposed failure to defend or participate and affords the indemnifying party the opportunity to assume the defense thereof.

         12.7 Procedure for Indemnification. Upon becoming aware of a claim for indemnification hereunder, the indemnified party shall promptly give, in accordance with the terms of Section 13.4, notice of such claim (a "Claim Notice") to the indemnifying party, providing reasonable detail of how the claim has arisen and an estimate of the amount the indemnified party reasonably anticipates that it will be entitled to on account of indemnification by the indemnifying party. If the indemnifying party does not object to such claim within 20 business days of receiving notice thereof, the indemnified party shall be entitled to recover the amount of such claim. If, however, the indemnifying party advises the indemnified party that it disagrees with the indemnified party's claim, the parties shall, for a period of 20 business days after the indemnifying party advises the indemnified party of such disagreement, attempt to resolve the difference and, failing to do so in such time, the matter shall be submitted to arbitration pursuant to the provisions of Section 13.5.

         12.8 Limits on Indemnification.

                 (a) Notwithstanding the foregoing, ComTel shall not be required to compensate ComTel Systems for any Losses of ComTel Systems unless such Loss exceeds $500, and shall not be required to compensate ComTel Systems for any Losses exceeding $810,000.

                 (b) Losses incurred by ComTel Systems pursuant to Section 12 shall be paid by ComTel by notice of ComTel Systems' right to offset the Note I installment payments as they become due. No offset shall be made other than pursuant to this Section 12. No offset shall be made against Note I.

                                  ARTICLE XIII

                                 MISCELLANEOUS

         13.1 Expenses. Each party hereto shall bear his own expenses with respect to this transaction.

         ComTel Systems shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by the United States or any state or political subdivision thereof, required to be paid in connection with the transfer and assignment of the Acquired Assets that are imposed upon such party under the laws of the applicable jurisdiction.

         13.2 Amendment. This Agreement may be amended, modified or supplemented, but only in writing signed by all of the parties hereto.

         13.3 Brokers. ComTel Systems and ComTel each warrant to the other that they have dealt with no business broker or consultant, or any other person, firm or entity which is or might be entitled to a fee, commission, or other compensation in connection with this transaction. Accordingly, the parties hereby covenant to indemnify and hold the other harmless from and against any and all loss, liability , cost or expense incurred in connection with this transaction as a result of the acts, conduct or representations of the other which result in claims or demand made by any broker, consultant or other person, firm or entity seeking any commission or other compensation arising out of the sale by ComTel or purchase by ComTel Systems of the Acquired Assets, and such indemnification shall specifically include reimbursement for the other's attorneys' fees and costs of court occasioned thereby.

         13.4 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, when received if delivered by hand, facsimile machine or overnight delivery, or, if delivered by mail, five (5) days from deposit in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

         (a)     If to ComTel, addressed as follows:

                 c/o Decora Industries, Inc.
                 One Mill Street
                 Ft. Edward, New York 12828
                 Attn:  Nathan Hevrony

         (b)     If to ComTel Systems, addressed as follows:

                 ComTel Systems
                 250 East Park Avenue
                 Lake Wales, Florida 33853
                 Attn:  R. Michael Grimes

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         13.5 Amounts in United States Dollars. For purposes of this Agreement, all figures set out herein which are preceded by the "$" symbol shall be deemed amounts in United States Dollars.

         13.6 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, including, particularly, the Letter of Intent between the parties hereto, dated as of March 16, 1995, and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

         13.7 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         13.8 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.9 Headings. The headings preceding the text of Articles, Sections and Schedules of this Agreement are for convenience only and shall not be deemed part of this Agreement.

         13.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida.

         13.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         13.12 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective Affiliates and no provision of this Agreement (including, without limitation, the provisions of Article IX) shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         13.13 Other Discussions. Upon execution of this Agreement, ComTel and its officers, directors, employees, representatives and agents will not commence any discussions and negotiations with any other persons, or solicit or entertain any other offers, regarding the sale or transfer of any of the Acquired Assets, any of the shares of the stock of ComTel, or all or substantially all of any of ComTel's business or assets other than the Acquired Assets, and neither ComTel nor any of its Affiliates will provide any prospective purchasers (other than ComTel Systems and its Affiliates) or their employees, representatives or agents, with any information regarding such sale or transfer or otherwise cooperate with any other persons in connection with such sale or transfer prior to the Closing Date.

         13.14   Tax Matters.

         13.14.1 ComTel Systems and ComTel shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax,





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
including, without limitation, the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to Section 2.3 hereof. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

         13.14.2 ComTel Systems shall make available to ComTel, and ComTel shall make available to ComTel Systems, (i) such records as any such party may require for the preparation of any Tax Returns required to be filed by ComTel or ComTel Systems and (ii) such records as ComTel or ComTel Systems may require for the defense of any audit, examination, administrative appeal, or litigation of any Tax Return in which ComTel was included.


         13.15   Arbitration.     Disputes arising from the enforcement of
ComTel Systems' obligations under the Promissory Notes referred to in Sections 2.2(b) and (c), or from the enforcement of the obligations under the Guaranty, at ComTel's discretion can be resolved in a court in New York, New York with the prevailing party entitled to attorneys fees. Any other disputes hereunder shall be submitted to arbitration to be held in Florida. Arbitration will be conducted in accordance with the rules of the American Arbitration Association, and judgment upon award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The parties shall agree to submit the dispute to an arbitrator. If the parties are unable to agree upon an arbitrator, then the arbitrator shall be chosen impartially by the American Arbitration Association. If the dispute is submitted to one arbitrator, the parties shall share equally the expenses of that arbitrator and all other arbitration expenses.
Attorney's fees and witness fees are not arbitration expenses and must be paid by the party incurring them. The written determination of the arbitrator(s) shall be final and binding on all parties.

         13.16 Other Instruments. Upon the reasonable request of ComTel Systems, ComTel will on and after the Closing Date execute and deliver to ComTel Systems such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to ComTel Systems of, and to vest fully in ComTel Systems title to, each of the Acquired Assets and Assumed Obligations.

         13.17 Risk of Loss. ComTel shall bear the risk of loss with respect to the Acquired Assets on and before the Closing Date.





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
         13.18 Releases. Following the Closing Date, ComTel Systems shall proceed in good faith to obtain the full release of ComTel of the obligations listed in Schedule 13.18 within thirty (30) days of the Closing Date.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first-above written.

                                              COMTEL SYSTEMS CORPORATION



                                              By:_______________________________
                                                    R. Michael Grimes, President

ATTESTED:

By:_______________________

   Title:_________________

                 [seal]


                                              COMTEL INDUSTRIES, INC.


                                              By:_______________________________

                                                  Title:________________________

ATTESTED:

By:_______________________

   Title:_________________

                 [seal]





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